                                                                      EXHIBIT 21




                         RUSHMORE FINANCIAL GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT



NAME OF SUBSIDIARY                            STATE OF ORGANIZATION
------------------                            ---------------------

Rushmore Securities Corporation                      Texas
Rushmore Investment Advisors, Inc.                   Texas
Rushmore Life Insurance Company                      Arizona
Rushmore Realty Advisors, Inc.                       Texas

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         All subsidiaries are wholly owned and conduct business in their legal names.

         Rushmore Insurance Services, Inc. is owned 100% by D.M. (Rusty) Moore, Jr. and is treated as an affiliate of the Registrant. See "Business--Insurance Services."